EXHIBIT 10.38

WAIVER AND VOTING AGREEMENT

This WAIVER AND VOTING AGREEMENT, dated as of February 26, 2004 (this “Agreement”), is made by and between SOFTBANK Corp., a corporation organized under the laws of Japan (“SOFTBANK”), and Yahoo! Inc., a Delaware corporation (“Yahoo!”).

WHEREAS, SOFTBANK, or one of its affiliates, and Yahoo! are parties to (i) a Consent and Resale Agreement dated March 25, 2002 (the “Resale Agreement”), which places certain restrictions (the “Restrictions”) on SOFTBANK’s ability to sell, transfer or otherwise dispose of shares of the common stock of Yahoo!, par value $0.001 per share, owned by SOFTBANK (the “Yahoo! Stock”), (ii) the Affiliate Agreement dated as of March 1, 1999 among Yahoo!, GeoCities and Softbank America Inc. (the “Affiliate Agreement”) and (iii) the Stock Purchase Agreement dated as of July 7, 1999 between Yahoo! and Softbank Holdings Inc. (the “Stock Purchase Agreement”);

WHEREAS, SOFTBANK intends to enter into a transaction, or series of transactions, pursuant to which it will monetize the Yahoo! Stock through the formation of certain partnership structures and/or the execution of certain loans, security agreements and/or financial derivative transactions with Citibank, N.A. in which SOFTBANK shall retain (except upon the occurrence and continuation of an event of default by SOFTBANK or its direct or indirect wholly-owned subsidiaries, an event which, with the giving of notice or passage of time or both, could result in an event of default by SOFTBANK or its direct or indirect wholly-owned subsidiaries or the rehypothecation of any securities underlying the financial derivative transaction ) the sole power to vote the all shares of Yahoo! Stock on all matters (collectively, the “Transaction”);

WHEREAS, the parties desire to waive application of the Restrictions to the Transaction, and desire to place certain voting restrictions on the Yahoo! Stock; and

WHEREAS, Section 5 of the Resale Agreement provides that any term of the Resale Agreement may be waived with the written consent of Yahoo! and SOFTBANK;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties expressly acknowledge, the parties hereto hereby agree as follows:

1.             Waiver of Restrictions.  Yahoo! and SOFTBANK hereby agree that (i) the Restrictions set forth in Section 2.1 of the Resale Agreement shall not apply to any Transaction, or any part thereof, and (ii) any Transaction, and any part thereof, shall be deemed to not breach, and not be restricted in any way by, (A) such Section 2.1 or any other term or provision of the Resale Agreement that would otherwise be breached by the Transaction or any part thereof, (B) Section 2.1 of the Affiliate Agreement or (C) Section 4.5 of the Stock Purchase Agreement.   Yahoo! further agrees that, in connection with the Transaction, the restrictive legend contemplated by Section 2.4 of the Resale Agreement and the portion of the restrictive legend contemplated by Section 2.2 of the Affiliate Agreement that refers to an agreement dated as of January 27, 1999 between the registered holder of certain certificates evidencing Yahoo! Stock and Yahoo! may be removed from the certificates evidencing the Yahoo! Stock and that SOFTBANK may require Yahoo! to issue new certificates evidencing the Yahoo! Stock to effectuate the removal of such legend or portion thereof, respectively.

2.             Voting Restrictions.  SOFTBANK hereby agrees that, effective as of the date hereof, so long as SOFTBANK, directly or indirectly, owns or controls any Yahoo! Stock, it shall, at Yahoo!’s direction, either (i) vote, or cause to be voted, the shares of such Yahoo! Stock in accordance with any written voting recommendation of the Yahoo! Board of Directors or (ii) grant a proxy to Yahoo! entitling Yahoo! to vote, or cause to be voted, the shares of such Yahoo! Stock in proportion to the votes cast by the stockholders of Yahoo! other than SOFTBANK, unless in each case SOFTBANK no longer retains the right to vote, or cause to be voted, the shares of such Yahoo! Stock pursuant to the provisions of any loan or security agreement or financial derivative contract entered into with a financial institution in connection with the Transaction.

3.                                       Miscellaneous.

3.1           This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

3.2           This Agreement and the Resale Agreement set forth the entire understanding of the parties relating to subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all the parties hereto.

3.3           This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflict of laws.

3.4           In the event that one or more of the provisions of this Agreement should for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

YAHOO! INC.

By:	/s/ Michael J. Callahan
Name:	Michael J. Callahan
Title:	SVP, General Counsel and Secretary

SOFTBANK CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	President & CEO